UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 15, 2006

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 15, 2006, SunPower Corporation (“SunPower”), a majority-owned subsidiary of Cypress Semiconductor Corporation (“Cypress”), entered into an Agreement and Plan of Merger (the “Agreement”) in which SunPower will acquire PowerLight Corporation (“PowerLight”), a privately owned, global provider of large-scale solar power systems. In conjunction with this acquisition, Cypress entered into a commitment letter with SunPower in which Cypress will, upon request by SunPower, lend to SunPower up to $130 million in order to facilitate the financing of the acquisition or working capital requirements. The commitment letter is available to be drawn against for a period not to exceed six months from the closing date of the Agreement. Any borrowings by SunPower will be evidenced by a senior subordinated note (the “Note”). The Note is unsecured and shall be subordinated to existing and future revolving credit loans, term loans, lines of credit or letters of credit of SunPower. The interest rate will be LIBOR on the issuance date plus 475 basis points, and the Note shall mature on the first anniversary of the issuance date. A mandatory pre-payment of any amounts outstanding under the Note is due upon the closing of any bank credit, debt or equity financing completed by SunPower.

In addition, in conjunction with the acquisition, Cypress has entered into a separate agreement with PowerLight in which Cypress has agreed not to solicit to sell, make any agreement to sell, sell or make any demand registration rights for any of its 52.0 million class B common shares of SunPower for a period up to 120 days beginning November 15, 2006, subject to certain conditions.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Letter Agreement, dated November 15, 2006, between Cypress Semiconductor Corporation and SunPower Corporation

10.2	Letter Agreement, dated November 15, 2006, between Cypress Semiconductor Corporation and PowerLight Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: November 15, 2006	By:	/s/ Brad W. Buss
Brad W. Buss
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Agreement, dated November 15, 2006, between Cypress Semiconductor Corporation and SunPower Corporation

10.2	Letter Agreement, dated November 15, 2006, between Cypress Semiconductor Corporation and PowerLight Corporation